UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2008

Mesa Air Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-15495	85-0302351
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

410 North 44th Street, Suite 100
Phoenix, Arizona    85008
(Address of principal executive offices including zip code)

(602) 685-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On November 28, 2008, Mesa Air Group, Inc. ("Mesa") entered into a settlement and release agreement ("Settlement Agreement"), effective as of November 28, 2008, with certain affiliates of The Yucaipa Companies LLC (collectively, "Yucaipa") relating to the action entitled Aloha Airlines, Inc., et al. v. Mesa Air Group, Inc. before the United States District Court for the District of Hawaii (Case No. CV 07-00007 DAE/BMK) (the "Action"). The Settlement Agreement fully and finally settles all issues and disputes that were raised, or could have been raised, by Yucaipa, Mesa, or Aloha Airlines, Inc. and Aloha Air Group Inc. (collectively, "Aloha") in connection with the Action.

Pursuant to the Settlement Agreement, Yucaipa will fully and finally release Mesa and its affiliates, and Mesa will fully and finally release Yucaipa and its affiliates, from all past, present or future claims related to the Action, including all claims unknown at the time of execution of the Settlement Agreement, and/or arising out of certain non-disclosure agreements and Mesa's introduction of flight service into the Hawaiian inter-island market. Yucaipa's release, which will be effective February 27, 2009, includes the release of any claims relating to the Action that were or could have been brought by Aloha because Yucaipa previously acquired all of Aloha's interests and rights in the Action.

In consideration for Yucaipa's release, Mesa has agreed to issue approximately 2.7 million shares of its common stock to Yucaipa and make a cash payment of $2 million to Yucaipa. Mesa has also agreed to register the shares of common stock it issues to Yucaipa with the Securities and Exchange Commission.

In addition, under the Settlement Agreement, Mesa and Yucaipa agreed to establish a licensing and profit sharing arrangement whereby, in the event that Yucaipa is able to acquire from Aloha in an upcoming bankruptcy court auction the rights to the names "Aloha" and "Aloha Airlines," Yucaipa will enter into a license agreement with Mesa to license such names to Mesa for ten years (the "Term") in exchange for royalty payments by Mesa and Mesa will pay to Yucaipa a set percentage of the pre-tax operating profits from Mesa's operations in the Hawaiian inter-island market. Specifically, for each year during the Term, Mesa will pay Yucaipa 1% of the passenger ticket revenue generated from all Hawaiian inter-island flight operations, subject to a minimum annual revenue payment of $600,000 (the "Revenue Payments"), and will also pay Yucaipa 30% of the pre-tax operating profits from Mesa's operations in the Hawaiian inter-island market less the Revenue Payments.

If Mesa ceases inter-island flight operations in Hawaii, Mesa has the right to terminate the licensing and profit sharing arrangement. Mesa will provide Yucaipa with a $5 million promissory note payable over five years, at LIBOR +350 basis points interest, reset quarterly, that will become payable if Mesa ceases operations in the Hawaiian inter-island market or breaches the Settlement Agreement. If, at the end of the first five years of the Term, the note has not become payable as a result of Mesa's cessation of operations or breach, the principal owing on the note will decrease automatically on a straight-line basis over the remaining five years of the Term. If Mesa ceases operations in Hawaii or breaches the Settlement Agreement during the final five years of the Term, the amount payable on the note would be the principal remaining at the time of such cessation or breach. The note will be secured by a first priority lien on certain Mesa assets with a fair market value equal to 125% of the principal amount of the note.

The Settlement Agreement also provides that the parties will take certain further actions to seek the dismissal, with prejudice, of the entire Action.

Item 8.01    Other Events.

On November 28, 2008, Mesa issued a press release regarding the Settlement Agreement described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.
Exhibit	Description
99.1	Press release regarding Settlement Agreement, dated November 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 1, 2008

Mesa Air Group, Inc.

By: /s/ BRIAN S. GILLMAN

Name: BRIAN S. GILLMAN
Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description
99.1	Press release regarding Settlement Agreement, dated November 28, 2008 Also provided in PDF format as a courtesy.